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                                                                       EXHIBIT 5

                                CROUCH & HALLETT
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                            ATTORNEYS AND COUNSELORS

                                 717 N. HARWOOD
                                   SUITE 1400
                              DALLAS, TEXAS 75201

WRITER'S DIRECT DIAL NUMBER      (214) 953-0053        TELECOPY - (214) 953-3154

    (214) 953-0053

                                September 4, 1996

Voice Control Systems, Inc.
14140 Midway Road, Suite 100
Dallas, Texas 75244

Gentlemen:

     We have served as counsel for Voice Control Systems, Inc. a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 covering the issuance of shares (the "Shares") of Common Stock, $.01 par value, of the Company in connection with the merger of Voice Processing Corporation ("VPC") with and into the Company. As a result of such merger, the shares of capital stock of VPC will be converted into the right to receive Shares, as more fully described in the Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), to which the Company and VPC are parties.

     We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in connection with the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                            Very truly yours,